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Exhibit 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024
FOR IMMEDIATE RELEASE

           EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS;
                           POSTS INCREASED NET INCOME

         FORT LEE, NJ, May 16, 2005- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $2,224,000 for the first quarter of 2005, compared to net income of $1,135,000 for the first quarter of 2004, or an increase of 96% over the prior year's results. Net income for the quarter increased to $0.23 per share on a fully diluted basis, as compared to net income for the same period in 2004 of $0.11 per share on a fully diluted basis. Compared with the same period last year the Company reported a 48% increase in revenues from $54,185,000 in 2004 to $80,014,000 in 2005 as well as a 53% increase in gross profit from $3,836,000 in 2004 to $5,874,000 in 2005.

         Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission.

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com

                                 (Table Follows)





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In thousands, except per share amounts

                                                             Three Months Ended
                                                                   March 31,
                                                          -----------------------
                                                            2005          2004
                                                          --------      ---------

Net sales                                                 $ 80,014      $  54,185
Cost of goods sold                                          74,140         50,349
                                                          --------      ---------

Gross profit                                                 5,874          3,836
Selling, general and administrative expenses                 1,756          1,691
                                                          --------      ---------

Operating income                                             4,118          2,145
Interest expense                                               564            299
                                                          --------      ---------

Income before income taxes                                   3,554          1,846
Income taxes                                                 1,330            711
                                                          --------      ---------

Net income                                                $  2,224      $   1,135
                                                             =====          =====

Weighted average shares outstanding:
     Basic                                                   9,599          9,530
                                                             =====          =====

     Diluted                                                 9,848          9,885
                                                             =====          =====

Earnings per share:
     Basic                                                   $0.23          $0.12
                                                             =====          =====

     Diluted                                                 $0.23          $0.11
                                                             =====          =====
